Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re:	)	Chapter 11
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EASTMAN KODAK COMPANY, et al.,[1]	)	Case No. 12-10202 (ALG)
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Debtors.	)	(Jointly Administered)
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FINDINGS OF FACT, CONCLUSIONS OF LAW AND

ORDER CONFIRMING THE FIRST AMENDED JOINT CHAPTER 11 PLAN

OF REORGANIZATION OF EASTMAN KODAK COMPANY AND ITS DEBTOR

AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:2

a.	commenced, on January 19, 2012 (the “Petition Date”), these chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

b.	continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

c.

filed, on May 23, 2013, the Debtors’ Motion for an Order (I) Approving the Disclosure Statement; (II) Establishing a Voting Record Date for the Plan; (III) Approving Solicitation Packages and Procedures for the Distribution Thereof; (IV) Approving the Forms of Ballots; (V) Establishing Procedures for Voting on the Plan; (VI) Establishing Notice and Objection Procedures for the Confirmation of the Plan; and (VII) Establishing Procedures for the Assumption and/or Assignment of Executory Contracts and Unexpired Leases under the Plan [Docket No. 3763] (the “Solicitation Procedures Motion”);[3]

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Eastman Kodak Company (7150); Creo Manufacturing America LLC (4412); Eastman Kodak International Capital Company, Inc. (2341); Far East Development Ltd. (2300); FPC Inc. (9183); Kodak (Near East), Inc. (7936); Kodak Americas, Ltd. (6256); Kodak Aviation Leasing LLC (5224); Kodak Imaging Network, Inc. (4107); Kodak Philippines, Ltd. (7862); Kodak Portuguesa Limited (9171); Kodak Realty, Inc. (2045); Laser-Pacific Media Corporation (4617); NPEC Inc. (5677); Pakon, Inc. (3462); and Qualex Inc. (6019). The location of the Debtors’ corporate headquarters is: 343 State Street, Rochester, NY 14650.

[2]

Capitalized terms used but not otherwise defined in this order (the “Confirmation Order”) shall have the meanings ascribed to such terms in the Plan, attached hereto as Exhibit A. The rules of interpretation set forth in Article 2.3 of the Plan shall apply to this Confirmation Order.

[3]	A revised proposed order was filed on June 21, 2013 [Docket No. 4112]. A further revised proposed order, along with revised exhibits and revised ballots, was filed on June 24, 2013 [Docket No. 4141].

d.	filed, on June 18, 2013, the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and Its Debtor Affiliates [Docket No. 4073] (including the Plan Supplement and all other exhibits and schedules thereto, as may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof, the “Plan”), the related First Amended Disclosure Statement for the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates [Docket No. 4097] (including the Plan Supplement and all other exhibits and schedules thereto, as may be amended, modified or supplemented from time to time, the “Disclosure Statement”), which documents were subsequently amended as set forth herein;

e.	filed, on June 18, 2013, the Debtors’ Motion for an Order Authorizing the Debtors to (A) Execute a Backstop Commitment Agreement and (B) Incur, Perform and Abide by the Initial Commitment Obligations [Docket No. 4070];

f.	filed, on June 19, 2013, the Debtors’ Motion for an Order (A) Approving Procedures for Rights Offerings and (B) Authorizing the Debtors to Conduct the Rights Offerings in Connection with the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and Its Debtor Affiliates [Docket No. 4082];[4]

g.	filed, on June 20, 2013, the Debtors’ Motion for an Order Authorizing the Debtors to (I) Enter Into Documents in Connection With Secured Exit Financing; (II) Incur and Pay Associated Fees, Costs and Expenses; and (III) Furnish Related Indemnities [Docket No. 4085];

h.	filed, on June 24, 2013, a revised version of the Plan [Exhibit A to Docket No. 4140];

i.	filed, on June 24, 2013, a revised version of the Disclosure Statement [Exhibit A to Docket No. 4143];

j.	filed, on June 27, 2013, solicitation versions of the Disclosure Statement [Exhibit A to Docket No. 4175] and the Plan [Exhibit B to Docket No. 4175];

k.	distributed rights offering materials on or about July 8, 2013, with respect to the 1145 Rights Offering, and on or about July 23, 2013, with respect to the 4(2) Rights Offering, consistent with the Bankruptcy Code, Bankruptcy Rules and the Local Rules, and the Order (A) Approving Procedures for Rights Offerings and (B) Authorizing the Debtors to Conduct the Rights Offerings in Connection with the First Amended Joint Chapter 11

[4]	Amended exhibits to the Rights Offerings Procedures Order (as defined herein) were filed on June 24, 2013 [Docket Nos. 4121, 4123].

Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates [Docket No. 4157] (the “Rights Offerings Procedures Order”), distribution of the rights offerings materials being evidenced by the Affidavit of Service of Ricardo Tejeda Romero re: Documents Served on June 26, 2013 [Docket No. 4173], Affidavit of Service of David M. Sharp Served on June 28, 2013 [Docket No. 4224] (collectively, the “KCC Affidavits”);

l.	distributed solicitation materials beginning on or about July 5, 2013, consistent with the Bankruptcy Code, Bankruptcy Rules and the Local Rules, and the Order (I) Approving the Disclosure Statement; (II) Establishing a Voting Record Date for the Plan; (III) Approving Solicitation Packages and Procedures for the Distribution Thereof; (IV) Approving the Forms of Ballots; (V) Establishing Procedures for Voting on the Plan; (VI) Establishing Notice and Objection Procedures for the Confirmation of the Plan; and (VII) Establishing Procedures for the Assumption and/or Assignment of Executory Contracts and Unexpired Leases under the Plan [Docket No. 4167] (the “Solicitation Procedures Order”), which also approved, among other things, solicitation procedures (the “Solicitation Procedures”) and related notices, forms and ballots provided to each Class (each, a “Solicitation Package” and collectively, the “Solicitation Packages”), distribution of the Solicitation Packages being evidenced by the KCC Affidavits;

m.	published, on July 16, 2013, the Notice of Hearing to Consider Confirmation of Debtors’ Joint Chapter 11 Plan of Reorganization and the Notice of Rejection of Executory Contracts and Unexpired Leases and Bar Dates Related to Rejection Damages, both as modified for publication, (collectively, the “Confirmation Hearing Notice”) in the Democrat & Chronicle, USA Today, and The Wall Street Journal, National Edition, to provide notice to creditors who are unknown or not reasonably ascertainable by Debtors and creditors whose identities are known but whose addresses are unknown by Debtors, as evidenced by the Affidavit of Publication for the Notice of Hearing to Consider Confirmation of Debtors’ Joint Chapter 11 Plan of Reorganization in the Democrat & Chronicle [Docket No. 4437], Affidavit of Publication for the Notice of Hearing to Consider Confirmation of Debtors’ Joint Chapter 11 Plan of Reorganization in the in USA Today [Docket No. 4438] and the Affidavit of Publication for the Notice of Hearing to Consider Confirmation of Debtors’ Joint Chapter 11 Plan of Reorganization in the Wall Street Journal [Docket No. 4439] (collectively, the “Publication Affidavits”);

n.	filed, on July 19, 2013, the First Notice of Proposed Assumption of Specified Contracts [Docket No. 4395] (the “First Cure Notice”);

o.	filed, on July 30, 2013, the Second Notice of Proposed Assumption of Specified Contracts [Docket No. 4483] (the “Second Cure Notice” and along with the First Cure Notice, the “Cure Notices”);

p.	filed, on July 30, 2013, the Plan Supplement (as amended and supplemented from time to time, the “Plan Supplement”) for the Plan [Docket No. 4489];

q.	filed, on August 1, 2013, August 7, 2013, August 14, 2013, August 16, 2013 and August 19, 2013 amended portions of the Plan Supplement for the Plan [Docket Nos. 4583, 4665, 4779, 4852 and 4895];

r.	filed, on August 15, 2013, the Certification of P. Joseph Morrow IV With Respect to the Tabulation of Votes on the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and Its Debtor Affiliates [Docket No. 4841] (the “Voting Certification”), detailing the results of the Plan voting process;

s.	filed, on August 16, 2013, a version of the Plan Supplement reflecting all amendments and supplements as of the date thereof [Docket No. 4853];

t.	filed, on August 16, 2013 the Declaration of David Kurtz in Support of Confirmation of the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates [Docket No. 4856] [(the “Kurtz Declaration”)];

u.	filed, on August 16, 2013 the Declaration of James Mesterharm in Support of Confirmation of the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates Docket No. 4857] (the “Mesterharm Declaration”; and together with the Kurtz Declaration, the “Declarations in Support of Confirmation”);

v.	filed, on August 16, 2013, the Memorandum of Law in Support of Confirmation of the First Amended Plan of Reorganization [Docket No. 4863] (the “Plan Confirmation Brief”);

w.	filed, on August 16, 2013, a revised Plan reflecting certain immaterial modifications made in advance of the Confirmation Hearing, [Exhibit A to Exhibit A to Docket No. 4869];

x.	filed, on August 16, 2013, the proposed Findings of Fact, Conclusions of Law and Order Confirming the First Amended Plan of Reorganization [Docket No. 4869] (as may be amended, modified or supplemented from time to time, the “Confirmation Order”);

y.	filed, on August 19, 2013, the Omnibus Reply to Objections to Confirmation of the First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates [Docket No. 4896]; and

z.	filed, on August 19, 2013, a revised Confirmation Order [Docket No. 4897].

This Court having:

a.	entered, on May 8, 2013, the Order (I) Scheduling a Hearing to Consider Approval of the Disclosure Statement; (II) Fixing Time for Filing Objections Thereto; and (III) Approving Form and Manner of Notice Related Thereto [Docket No. 3679];

b.	entered, on June 21, 2013, the Order (I) Approving (A) the KPP Global Settlement and (B) Procedures for the Assumption and Assignment of Certain Contracts and (II)

Authorizing the Debtors’ (A) Entry into Agreements with Respect to the Transfer of the Document Imaging and Personalized Imaging Businesses and (B) Use, License and Lease of Property of the Estate in Connection Therewith [Docket No. 4113];

c.	entered, on June 26, 2013, the Rights Offerings Procedures Order;

d.	entered, on June 26, 2013, the Order Authorizing the Debtors to (I) Enter into Documents in Connection with Secured Exit Financing; (II) Incur and Pay Associated Fees, Costs and Expenses; and (III) Furnish Related Indemnities [Docket No. 4158];

e.	entered, on June 26, 2013, the Order Authorizing the Debtors to (A) Execute a Backstop Commitment Agreement and (B) Incur, Perform and Abide by the Initial Commitment Provisions [Docket No. 4159];

f.	entered, on June 26, 2013, the Solicitation Procedures Order;[5]

g.	reviewed the Plan, the Disclosure Statement, the Plan Supplement, the Plan Confirmation Brief, the Declarations in Support of Confirmation, the KCC Affidavits, the Voting Certification and all pleadings, exhibits, statements, responses and comments regarding Confirmation, including all objections, statements and reservations of rights made with respect thereto;

h.	heard the statements, arguments and objections made by counsel in respect of Confirmation;

i.	considered all oral representations, testimony, documents, filings and other evidence regarding Confirmation;

j.	overruled, including for the reasons stated on the record of the Confirmation Hearing, any and all objections to the Plan and Confirmation thereof and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated; and

k.	taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases.

NOW, THEREFORE, it appearing to this Court that notice of the Confirmation Hearing, the Plan and all modifications thereto and the transactions contemplated thereby has been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby and that any party in interest so affected has had the opportunity to object to Confirmation; and, after due deliberation and based upon the record

[5]	Amended Exhibits B-1 and B-2 to the Solicitation Procedures Order were filed on June 27, 2013 [Docket No. 4176].

described above, it appearing to this Court that the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing, as well as the representations made by the Debtors on the record of the Confirmation Hearing, establish just cause for the relief granted herein; this Court hereby makes and issues the following findings of fact, conclusions of law and order:6

I.	FINDINGS OF FACT AND CONCLUSIONS OF LAW

A. Jurisdiction and Venue

1. Venue in this Court was proper as of the Petition Date pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). This Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334. This Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B. Eligibility for Relief

2. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

C. Commencement and Joint Administration of the Chapter 11 Cases

3. On the Petition Date, the Debtors commenced these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in this Court. By prior order of this Court, these Chapter 11 Cases were consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 42]. The Debtors have operated their businesses and managed their properties as debtors in possession since the Petition Date pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases.

[6]	The findings of fact and the conclusions of law set forth herein shall constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

D. Judicial Notice

4. This Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of these Chapter 11 Cases and all related adversary proceedings and appeals maintained by the clerk of the applicable court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts and all evidence and arguments made, proffered or adduced at the hearings held before the applicable court during the pendency of these Chapter 11 Cases. Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All other objections, statements and reservations of rights are hereby overruled on the merits for the reasons stated on the record.

E. Claims Bar Date

5. On May 10, 2012, this Court entered the Corrected Order Establishing Deadline for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof [Docket No. 1159] establishing 5:00 p.m. (Eastern Time) on July 17, 2012 as the deadline for filing Proofs of Claim, except as otherwise provided therein.

F. Solicitation Procedures Order and Rights Offerings Procedures Order

6. On June 26, 2013, this Court entered the Solicitation Procedures Order, which, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code; (b) fixed June 25, 2013 as the Voting Record Date (as defined in the Solicitation Procedures Order); (c) fixed 4:00 p.m. (Eastern Time) on August 9, 2013, as the Confirmation Objection Deadline (as defined in the Solicitation Procedures Order); (d) fixed 8:00 p.m. (Eastern Time) on August 9, 2013, as the

Voting Deadline; (e) fixed 11:00 a.m. (Eastern Time) on August 20, 2013, as the date and time for the commencement of the Confirmation Hearing; and (f) approved the Solicitation Procedures, the Solicitation Packages and other materials relating to solicitation that were attached as exhibits to the Solicitation Procedures Order, including (in each case, as defined in the Solicitation Procedures Order) the Cover Letter(s), the Confirmation Hearing Notice, the Notice of Rejection of Executory Contracts and Unexpired Leases, the Unimpaired Creditor Notice, the Notice of Non-Voting Status for Classes Deemed to Reject the Plan, the Ballots, the Master Ballots and Beneficial Ballots, and the Cure Notice.

7. On June 26, 2013, this Court entered the Rights Offerings Procedures Order, which, among other things, approved the procedures associated with the Rights Offerings (the “Rights Offerings Procedures”), the Rights Offerings Forms (as defined in the Rights Offerings Procedures Order) and certain dates and deadlines with respect to the Rights Offerings.

G. Transmittal and Mailing of Materials; Notice

8. As evidenced by the KCC Affidavits, due, adequate and sufficient notice of the Disclosure Statement, the Plan and the Confirmation Hearing, together with all deadlines for voting on or objecting to the Plan and with respect to Confirmation, has been given to: (a) all known Holders; (b) all parties that requested notice in accordance with Bankruptcy Rule 2002; and (c) all counterparties to Executory Contracts and Unexpired Leases with the Debtors, in substantial compliance with the Solicitation Procedures Order, Bankruptcy Rules 2002(b), 3017 and 3020(b), and the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), and no other or further notice is or shall be required. Adequate and sufficient notice of the Confirmation Hearing, and any applicable dates, deadlines and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules, the Local Rules and the Solicitation Procedures Order as evidenced by the KCC Affidavits, and no other or further notice is or shall be required.

9. As evidenced by the Publication Affidavits, the Debtors published the Confirmation Hearing Notice once each in the Democrat & Chronicle, USA Today and the national edition of The Wall Street Journal, in substantial compliance with the Solicitation Procedures Order and Bankruptcy Rule 2002(l), and no other or further notice is or shall be required.

H. Solicitation

10. Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with the Disclosure Statement, the Solicitation Procedures Order, sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other applicable provisions of the Bankruptcy Code, Bankruptcy Rules, Local Rules and any other applicable rules, laws and regulations.

11. Specifically, the Solicitation Packages approved by this Court in the Solicitation Procedures Order (including the Disclosure Statement, the Plan, the form of ballots and related notices approved thereby) were transmitted to and served on all Holders in Classes that were entitled to vote to accept or reject the Plan, and relevant portions of the Solicitation Packages and other notices approved by the Solicitation Procedures Order were transmitted to and served on other parties in interest in these Chapter 11 Cases, all in compliance with section 1125 of the Bankruptcy Code, the Solicitation Procedures Order, the Solicitation Procedures, the Bankruptcy Rules and the Local Rules. Transmittal and service of such documents was adequate and sufficient, and no further notice is or shall be required.

12. The Rights Offerings Procedures and the Rights Offerings Forms approved by this Court in the Rights Offerings Procedures Order were transmitted to and served on all Holders that were entitled to participate in the Rights Offerings. Transmittal and service of such documents was adequate and sufficient, and no further notice is or shall be required.

I. Voting Certification

13. The Debtors filed the Voting Certification before the commencement of the Confirmation Hearing, consistent with the Solicitation Procedures Order. All procedures used to tabulate ballots received in connection with Confirmation were fair and conducted in accordance with the Solicitation Procedures Order, as evidenced by the KCC Affidavits.

14. As set forth in the Plan, the Solicitation Procedures and the Disclosure Statement, Holders of Claims in Classes 3, 4, 5, 6, 7 and 8 were eligible to vote on the Plan. Holders of Claims in Classes 1 and 2 are deemed to accept the Plan and, therefore, are not entitled to vote to accept or reject the Plan. Holders of Claims and Equity Interests in Classes 9 and 10 are deemed to reject the Plan and therefore, are not entitled to vote to accept or reject the Plan.

15. As evidenced by the Voting Certifications, Holders of Claims in Classes 3, 4, 5, 6, 7 and 8 voted to accept the Plan (collectively, the “Impaired Accepting Classes”).

16. Based on the foregoing, and as evidenced by the Voting Certification, at least one Impaired Class of Claims has voted to accept the Plan (excluding the acceptance by any insiders of the Debtors) in accordance with the requirements of sections 1124 and 1126 of the Bankruptcy Code.

J. Plan Supplement

17. On July 30, 2013 as supplemented on August 1, 2013 and as further supplemented on August 7, 2013, August 14, 2013 and August 16, 2013 and by the record of the Confirmation Hearing, the Debtors filed the Plan Supplement with this Court and served notice thereof in accordance with the Solicitation Procedures Order. The documents contained in the

Plan Supplement are integral to, part of and incorporated by reference into the Plan. The Plan Supplement complies with the terms of the Plan, and the filing and notice of all documents contained in the Plan Supplement constitute good and proper notice in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required. Pursuant to the Plan, the Debtors reserve their right to modify and/or supplement the Plan Supplement prior to the Effective Date in a manner consistent with and contemplated by the Plan or this Confirmation Order.

K. Bankruptcy Rule 3016

18. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of this Court satisfied Bankruptcy Rule 3016(b).

L. Burden of Proof

19. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code.

M. Compliance with the Requirements of Section 1129 of the Bankruptcy Code

20. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

i.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

21. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 thereof.

a.	Sections 1122 and 1123(a)(1)—Proper Classification

22. The classification of Claims and Equity Interests under the Plan is proper under the Bankruptcy Code. Pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, Article 4 of the Plan provides for the separate classification of Claims and Equity Interests into 10 Classes, based on differences in the legal nature or priority of such Claims and Equity Interests (other than General Administrative Claims, Priority Tax Claims, DIP Facility Claims, Professional Claims and statutory fees owed to the U.S. Trustee (“Statutory Fees”), which are addressed in Article 3 of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual and legal reasons exist for the separate classification of the various Classes of Claims and Equity Interests created under the Plan, the classifications were not done for any improper purpose and the creation of such Classes does not unfairly discriminate among Holders of Claims or Equity Interests.

23. The evidence supporting the Plan proffered or adduced by the Debtors at, or prior to, or in declarations filed in connection with, the Confirmation Hearing regarding the Debtors’ classification and treatment of Claims and Equity Interests (a) is reasonable, persuasive, credible and accurate, (b) utilizes reasonable and appropriate methodologies and assumptions and (c) has not been controverted by other credible evidence.

24. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class. Furthermore, in accordance with section 1122(b) of the Bankruptcy Code, the classification of Convenience Claims in Class 7 and Class 8 are reasonable and necessary for administrative convenience. Accordingly, the requirements of sections 1122(a), 1122(b) and 1123(a)(1) of the Bankruptcy Code are satisfied.

b.	Section 1123(a)(2)—Specification of Unimpaired Classes

25. Article 4.2 of the Plan specifies that Claims in Classes 1 and 2 are Unimpaired under the Plan. General Administrative Claims, Priority Tax Claims, DIP Facility Claims, Professional Claims and Statutory Fees also are Unimpaired under the Plan, although these Claims are not classified under the Plan. Accordingly, the requirements of section 1123(a)(2) of the Bankruptcy Code are satisfied.

c.	Section 1123(a)(3)—Specification of Treatment of Impaired Classes

26. Article 4.2 of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes 3, 4, 5, 6, 7, 8, 9 and 10. Accordingly, the requirements of section 1123(a)(3) of the Bankruptcy Code are satisfied.

d.	Section 1123(a)(4)—No Discrimination

27. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article 4 of the Plan uniformly provides for the same treatment of each Claim or Equity Interest, as the case may be, in a particular Class, unless the Holder of a particular Claim or Equity Interest has agreed to a less favorable treatment with respect to such Claim or Equity Interest. Accordingly, the requirements of section 1123(a)(4) of the Bankruptcy Code are satisfied.

e.	Section 1123(a)(5)—Adequate Means for Plan Implementation

28. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article 5, Article 4.1.1 and various other provisions of the Plan, along with various documents and agreements set forth in the Plan Supplement, provide adequate and proper means for the Plan’s implementation. Moreover, the Reorganized Debtors will have, immediately upon the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Accordingly, the requirements of section 1123(a)(5) of the Bankruptcy Code are satisfied.

f.	Section 1123(a)(6)—Voting Power of Equity Securities

29. Each of the Reorganized Kodak Certificate of Incorporation and the certificates of incorporation of the other Reorganized Debtors, as contained in the Plan Supplement, prohibit the issuance of non-voting securities. The Plan, therefore, satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

g.	Section 1123(a)(7)—Selection of Officers and Directors and the Kodak GUC Trustee

30. The identity and affiliations of the members of the New Board of Directors, the members of the board of directors of each of the Reorganized Debtors and any officers of the Reorganized Debtors as of the Effective Date have been disclosed in the Plan Supplement. The Reorganized Kodak Certificate of Incorporation and other organizational documents of the Reorganized Debtors describe the manner of the selection of additional members of the board of directors of each of the Reorganized Debtors following the Effective Date. The selection of the initial directors and officers of the Reorganized Debtors was, is and will be consistent with the interests of Holders and public policy. The Debtors properly and adequately identified the initial Kodak GUC Trustee in the Plan Supplement. Subject to the occurrence of the Effective Date, Alan Halperin is hereby approved as the initial Kodak GUC Trustee and is authorized to perform his duties as set forth in the Kodak GUC Trust Agreement. Accordingly, the requirements of section 1123(a)(7) of the Bankruptcy Code are satisfied.

h.	Section 1123(b)—Discretionary Contents of the Plan

31. The Plan contains various provisions that may be construed as discretionary and are not required for Confirmation under the Bankruptcy Code. As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, section 1123(b) of the Bankruptcy Code is satisfied.

(i)	Section 1123(b)(1)-(2)—Claims and Executory Contracts

32. Pursuant to sections 1123(b)(1) and 1123(b)(2) of the Bankruptcy Code, Article 4 of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Equity Interests, and Article 8 of the Plan provides for the assumption, assumption and assignment, or rejection of the Executory Contracts and Unexpired Leases of the Debtors not previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of this Court.

(ii)	Section 1123(b)(3)—Settlement, Releases, Exculpation, Injunction and Preservation of Claims and Causes of Action

33. Compromise and Settlement. The Plan settles numerous litigable issues in these Chapter 11 Cases pursuant to Bankruptcy Rule 9019 and sections 363 and 1123 of the Bankruptcy Code. These settlements are in consideration for the Distributions and other benefits provided under the Plan and any other compromise and settlement provisions of the Plan. The Plan itself constitutes a compromise of all Claims, Equity Interests and Causes of Action relating to the contractual, legal and subordination rights that any Holder may have with respect to any Allowed Claim or Equity Interest or any Distribution to be made on account of such Allowed Claim or Equity Interest. The compromises and settlements embodied in the Plan are in the best interests of the Debtors, their Estates and all Holders, and are fair, equitable and reasonable.

34. The Second Lien Settlement Amount: (a) is a product of the Debtors’ reasonable business judgment; (b) is fair and equitable; (c) falls above the lowest point in the range of reasonableness; (d) is in the best interests of the Debtors, their Estates and all Holders; (e) does not violate section 1129(b) of the Bankruptcy Code; (f) was negotiated at arm’s length and in good faith with the assistance of experienced counsel and financial advisors; and (g) is an essential element of the Plan.

35. As a result of the foregoing, the Second Lien Settlement Amount is fair, reasonable and meets the standard for approval of settlements pursuant to section 1123(b)(3) of the Bankruptcy Code, Bankruptcy Rule 9019 and applicable United States Supreme Court and Second Circuit law. See Protective Comm. for Indep. Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414 (1968); In re Iridium Operating LLC, 478 F.3d 452 (2d Cir. 2007).

36. Releases by the Debtors. The releases and discharges by the Debtors described in Article 12.5 of the Plan (the “Debtor Release”) pursuant to section 1123(b)(3)(A) of the Bankruptcy Code represent a valid exercise of the Debtors’ business judgment.

37. Third Party Release. The voluntary release by certain Holders of Claims described in Article 12.6 of the Plan (the “Voluntary Release by Holders of Claims”) is appropriate because it was voluntary. The Voluntary Release by Holders of Claims is provided only by (a) the DIP Parties, (b) the Creditors’ Committee and its members, (c) the members of the Second Lien Committee, (d) the Retiree Committee and its members, (e) the Second Lien Indenture Trustee, (f) the Unsecured Notes Trustee, (g) the Backstop Parties and (f) Holders of Claims who were provided a Ballot and (i) affirmatively vote to accept the Plan or (ii) either (A) abstain from voting or (B) vote to reject the Plan and, in case of either (A) or (B), do not opt out of such release. Holders have had a full opportunity to approve or disapprove the Voluntary Release by Holders of Claims, thus, the Voluntary Release by Holders of Claims is consensual. For the avoidance of doubt, Holders who (i) were not provided a Ballot and (ii) are not listed in clauses (a) - (g) above are not Releasing Parties.

38. Further, the circumstances of these Chapter 11 Cases demonstrate that the Voluntary Release by Holders of Claims important to the success of the Plan. Without the Voluntary Release by Holders of Claims, the Debtors’ restructuring goals and expeditious emergence from chapter 11 would not have been obtainable, the Plan would not be confirmable or feasible, and the recovery for many parties in interest in these cases would be reduced or eliminated. The Plan reflects the settlement and resolution of complex issues, and the Voluntary Release by Holders of Claims is an integral part of the consideration to be provided in exchange for the compromises and resolutions embodied in the Plan.

39. In approving the Voluntary Release by Holders of Claims, this Court determined that the release is sufficiently voluntary so that it can be considered to be (a) given in exchange for the good, valuable and significant consideration provided by the Released Parties, (b) a good faith settlement and compromise of the claims released by Holders of Claims electing to provide such release; (c) in the best interests of the Debtors and all Holders; (d) fair, equitable and reasonable; (e) necessary to the Plan because the enjoined claims would directly impact the Debtors’ reorganization as many of the Released Parties are beneficiaries of indemnity obligations; (f) given and made after notice and opportunity for hearing; (g) given at arm’s length and in good faith, (h) appropriately narrow in scope and (i) a bar to any Releasing Party asserting any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, released by the Voluntary Release by Holders of Claims against any of the Released Parties to the fullest extent permitted by applicable law.

40. Exculpation. The exculpation provisions set forth in Article 12.7 of the Plan are essential to the Plan. The record in these Chapter 11 Cases fully supports the exculpation, and the exculpation provisions set forth in Article 12.7 of the Plan, as modified herein, are appropriately tailored to protect the Exculpated Parties from inappropriate litigation related to acts or omissions up to and including the Effective Date and are hereby approved. The exculpation provisions set forth in Article 16.15 of the Plan are essential to the Plan and, as modified herein, are appropriately tailored to protect the Kodak GUC Trustee and the members of the Trust Advisory Board from inappropriate litigation related to acts or omissions from and after the Effective Date and are hereby approved.

41. Injunction. The injunction provisions set forth in Article 12.8 of the Plan (the “Plan Injunction”) are essential to the Plan and are (a) necessary to preserve and enforce the Debtor Releases, the Voluntary Release by Holders of Claims, and the exculpation provisions set forth in Article 12.7 of the Plan, (b) fair and reasonable, and (c) narrowly tailored to achieve their purpose.

42. Each of the Debtor Release, the Voluntary Release by Holders of Claims, the exculpation provisions and the Plan Injunction are: (a) within the jurisdiction of this Court; (b) an essential means of implementing the Plan; (c) an integral element of the transactions incorporated into the Plan; (d) in the best interests of the Debtors, their Estates and all stakeholders in these Chapter 11 Cases; and (e) narrowly tailored and consistent with sections 105, 1123 and 1129 of the Bankruptcy Code, other provisions of the Bankruptcy Code and other applicable law. The record of the Confirmation Hearing and these Chapter 11 Cases is sufficient to support the Debtor Release, the Voluntary Release by Holders of Claims, the exculpation provisions and the Plan Injunction contained in Article 12 of the Plan.

43. Preservation of Claims and Causes of Action. In accordance with section 1123(b)(3)(b) of the Bankruptcy Code, (a) Article 5.12 of the Plan appropriately provides for the preservation and retention by the Reorganized Debtors of all Causes of Action (excluding the Kodak GUC Trust Avoidance Actions and the Specified Avoidance Claims (as such term is used in documentation executed in connection with the KPP Global Settlement)) and (b) Article 16.3 of the Plan transfers the Kodak GUC Trust Avoidance Actions to the Kodak GUC Trust. The provisions regarding the retained Causes of Action and the transferred Kodak GUC Trust Avoidance Actions in the Plan are appropriate and are in the best interests of the Debtors, their Estates and all Holders.

i.	Section 1123(d)—Cure of Defaults

44. Article 8.3 of the Plan provides for the satisfaction of any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan in accordance with section 365 of the Bankruptcy Code by payment of any “cure amount” pursuant to the terms of the Cure Notices. The Debtors distributed the Cure Notices to all applicable counterparties, which notices included procedures for objecting to and resolving proposed assumptions of Executory Contracts and Unexpired Leases and the cure amounts, if any, paid in connection therewith. Accordingly, the requirements of section 1123(d) of the Bankruptcy Code are satisfied.

ii.	Section 1129(a)(2)—Compliance of the Debtors with the Applicable Provisions of the Bankruptcy Code

45. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126 and 1128 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019.

46. Votes to accept or reject the Plan were solicited by the Debtors after this Court approved the adequacy of the Disclosure Statement.

47. The Debtors and their agents have solicited and tabulated votes on the Plan and have, along with the Creditors’ Committee and, in each case, their respective present and former members, partners, representatives, officers, directors, employees, advisors, attorneys, participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e) of the Bankruptcy Code and in a manner consistent with the applicable provisions of the Disclosure Statement, the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

48. The Debtors, the Creditors’ Committee and their respective present and former members officers, directors, employees, advisors, attorneys and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance and distribution of recoveries under the Plan and, therefore, are not, and will not be, liable at any time for the violation of any applicable law, rule or regulation governing (a) the solicitation of acceptances or rejections of the Plan and (b) distributions made pursuant to the Plan or the Kodak GUC Trust Agreement (as applicable), so long as such distributions are made consistent with and pursuant to the Plan or the Kodak GUC Trust Agreement (as applicable). Accordingly, the requirements of section 1129(a)(2) of the Bankruptcy Code are satisfied.

iii.	Section 1129(a)(3)—Proposal of Plan in Good Faith

49. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. This Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself and the process leading to its formulation. The Debtors’ good faith is evident from the record of these Chapter 11 Cases, the Disclosure Statement and the hearing thereon, the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases.

50. The Plan is the product of extensive, good faith, arm’s length negotiations among the Debtors and certain of their principal constituencies, including the Backstop Parties, the Second Lien Committee and the Creditors’ Committee. The Plan itself and the process leading to its formulation provide independent evidence of the Debtors’ good faith, serve the public interest and assure fair treatment of Holders. Consistent with the overriding purpose of chapter 11, these Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from chapter 11 free of legacy liabilities and with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

iv.	Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable

51. The procedures set forth in the Plan for payment of, and/or this Court’s review and ultimate determination of, the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code. Accordingly, the requirements of section 1129(a)(4) of the Bankruptcy Code are satisfied.

v.	Section 1129(a)(5)—Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy

52. The Plan complies with the requirements of section 1129(a)(5) of the Bankruptcy Code because, in the Disclosure Statement, the Plan and/or the Plan Supplement, the Debtors have disclosed the following: (a) the identity and affiliations of each proposed director and officer of the Reorganized Debtors; and (b) the identity and nature of any compensation payable to any insider who will be employed or retained by the Reorganized Debtors. The method of appointment of directors and officers of the Reorganized Debtors was, is and will be consistent with the interests of Holders and public policy. Accordingly, the requirements of section 1129(a)(5) of the Bankruptcy Code are satisfied.

vi.	Section 1129(a)(6)—Approval of Rate Changes

53. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission. Therefore, section 1129(a)(6) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

vii.	Section 1129(a)(7)—Best Interests of Holders of Claims and Equity Interests

54. The liquidation analysis attached as Appendix I to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced at or prior to, or in declarations in connection with, the Confirmation Hearing: (a) are reasonable, persuasive, credible and accurate as of the dates such analysis or evidence was prepared, presented or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that recoveries for Holders of Allowed Claims and Equity Interests in every Class under the Plan on account of such Claim or Equity Interest, as of the Effective Date, will have a value equal to or greater than the amount such Holder would receive if the applicable Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. Accordingly, the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied.

viii.	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

55. Classes 1 and 2 are Unimpaired Classes of Claims and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. As set forth in the Voting Certification, Classes 3, 4, 5, 6, 7 and 8 have voted to accept the Plan. Classes 9 and 10 receive no Distributions under the Plan and are deemed not to have accepted the Plan.

56. Because the Plan is deemed not to have been accepted by Classes 9 and 10, the Debtors seek Confirmation under section 1129(b), rather than section 1129(a)(8), of the Bankruptcy Code. Thus, although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the rejecting Classes, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Classes and thus satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to the rejecting Classes as described further below.

ix.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

57. The treatment of General Administrative Claims, DIP Facility Claims, Professional Claims, Priority Tax Claims, Statutory Fees, the Retiree Committee Administrative Claim and the Backstop Fees and Backstop Expense Reimbursement under Article 3 of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

x.	Section 1129(a)(10)—Acceptance by At Least One Impaired Class

58. As set forth in the Voting Certifications, the Impaired Accepting Classes have voted to accept the Plan. Specifically, Holders of Claims in Classes 3, 4, 5, 6, 7 and 8 have voted to accept the Plan. As such, there is at least one Class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider (as defined by the Bankruptcy Code). Accordingly, the requirements of section 1129(a)(10) of the Bankruptcy Code are satisfied.

xi.	Section 1129(a)(11)—Feasibility of the Plan

59. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at, or prior to, or in declarations filed in connection with, the Confirmation Hearing: (a) is reasonable, persuasive, credible and accurate as of the dates such analysis or evidence was prepared, presented or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; (d) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan except as provided in the Plan; and (e) establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan. Accordingly, the requirements of section 1129(a)(11) of the Bankruptcy Code have been satisfied.

xii.	Section 1129(a)(12)—Payment of Bankruptcy Fees

60. Article 3.6 of the Plan provides that all fees payable pursuant to section 1930 of the United States Judicial Code, as determined by this Court at the Confirmation Hearing, shall be paid for each quarter (including any fraction thereof) until these Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(12) of the Bankruptcy Code.

xiii.	Section 1129(a)(13)—Retiree Benefits

61. Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for “retiree benefits” (as defined in section 1114 of the Bankruptcy Code) at levels established pursuant to section 1114 of the Bankruptcy Code. Article 7.2 of the Plan provides that, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with the terms of the Plan, the underlying employee benefit plan documents (as may be amended or terminated at the discretion of Reorganized Debtors) and applicable law, provided that, for the avoidance of doubt, Retiree Benefits terminated pursuant to the Retiree Settlement have been terminated and shall not be paid.

xiv.	Section 1129(a)(14), (15) and (16)—Non-Applicability of Certain Sections

62. The Debtors do not owe any domestic support obligations, are not individuals, and are business corporations. Therefore, sections 1129(a)(14), 1129(a)(15) and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.

xv.	Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Class

63. The Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code notwithstanding that the requirements of section 1129(a)(8) have not been met because the Debtors have demonstrated by a preponderance of the evidence that the Plan (a) satisfies all of the other requirements of section 1129(a) of the Bankruptcy Code and (b) does not “discriminate unfairly” and is “fair and equitable” with respect to Classes 9 and 10.

64. The Plan does not “discriminate unfairly” with respect to Classes 9 and 10 because there is no discrimination in treatment between Classes 9 and 10 and there are no other Classes comprised of Holders with comparable legal rights.

65. The Plan is “fair and equitable” with respects to Classes 9 and 10 because no junior Class of Claims or Equity Interests will receive or retain any property under the Plan on account of such Claims or Equity Interests, and General Unsecured Claims are significantly impaired. There is no unfair discrimination with respect to Classes 9 and 10 as no there are no other similarly situated classes that are receiving disparate treatment.

66. The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code and may be confirmed.

xvi.	Section 1129(c)—Only One Plan

67. Other than the Plan (including previous versions thereof), no other plan has been filed in these Chapter 11 Cases that satisfies the requirements of sections 1129(a) and 1129(b) of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

xvii.	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes or Application of Securities Laws

68. No governmental unit has requested that this Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (as amended, the “Securities Act”), and the principal purpose of the Plan is not such avoidance. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code are satisfied.

N. Section 1129(e)—Small Business Case

69. None of these Chapter 11 Cases is a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

O. Satisfaction of Confirmation Requirements

70. Based upon the foregoing, all other pleadings, documents, exhibits, statements, declarations and affidavits filed in connection with Confirmation of the Plan and all evidence and arguments made, proffered or adduced at the Confirmation Hearing, the Plan satisfies all requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

P. Disclosure: Agreements and Other Documents

71. The Debtors have disclosed all material facts regarding: (a) the adoption of the Reorganized Kodak Certificate of Incorporation, the amended and restated bylaws of Reorganized Kodak, the certificates of incorporation and bylaws of the other Reorganized Debtors (or other formation documents relating to limited liability companies, partnerships or other forms); (b) the identity and affiliations of the members of the New Board of Directors and each of the other directors and officers of the Reorganized Debtors and the nature of any compensation to any insider who will be employed or retained by the Reorganized Debtors; (c) Reorganized Debtors’ obligations under the Emergence Credit Facility Documents; (d) the sources and distribution of Cash under the Plan; (e) the terms and issuance of the New Common Stock, the Warrants and the Reorganized Debtors’ reliance, as applicable, on the exemptions under section 1145(a) of the Bankruptcy Code and section 4(2) of the Securities Act and/or Regulation D thereunder; (f) the terms and conditions of the Rights Offerings and the Backstop Commitment Agreement, (g) the exemption provided by section 1146(a) of the Bankruptcy Code; (h) the terms and conditions of the Warrant Agreement and the Registration Rights Agreement (as defined in the Backstop Commitment Agreement); (i) the cancellation of the Second Lien Notes, the Unsecured Notes and the Equity Interests; (j) the form or material terms of the New Equity Plan and the New Management Agreements; (k) the list of Compensation and Benefits Programs to be rejected or terminated as of the Effective Date; (l) the terms of the KPP Global Settlement; (m) the adoption, execution and delivery of all contracts, leases, instruments, releases, indentures and other agreements related to any of the foregoing; and (n) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors.

Q. Likelihood of Satisfaction of Conditions Precedent to the Effective Date

72. Each of the conditions precedent to the Effective Date, as set forth in Article 11.1 of the Plan, and without affecting the rights of any party to enforce such condition, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied.

R. Implementation

73. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents (including the KPP Global Settlement, the Kodak GUC Trust Agreement, the Backstop Commitment Agreement, the Emergence Credit Facility Documents, the Registration Rights Agreement, the Warrant Agreement, the New Equity Plan, the New Management Agreements and the Retiree Settlement) are essential elements of the Plan and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, their Estates and Holders. The Debtors have exercised reasonable business judgment in determining to enter into these documents and have provided sufficient and adequate notice of these documents (if notice of such documents was required). The terms and conditions of these documents are fair and reasonable and were negotiated in good faith and at arm’s length. The Debtors or Reorganized Debtors, as applicable, are authorized, without further approval of this Court, to execute and deliver all agreements, documents, instruments and certificates relating to the transactions contemplated by such documents and perform their obligations thereunder.

S. Good Faith

74. Based on the record in these Chapter 11 Cases, the Exculpated Parties have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the Plan, including (a) activities relating to the Backstop Commitment, the KPP Global Settlement, the Emergence Credit Facilities and/or the Rights Offerings, and (b) any action or inaction in connection with their participation in the activities described in section 1125 of the Bankruptcy Code. Accordingly, the Exculpated Parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article 12 of the Plan. The Exculpated Parties, up to and including the Effective Date, will continue to act in good faith, if they proceed to (a) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby with respect to which the applicable Exculpated Parties are bound or otherwise obligated and (b) take the actions authorized and directed or contemplated by this Confirmation Order.

T. Corporate Action

75. Upon the Effective Date, all actions contemplated by and set forth in the Plan shall be deemed authorized and approved. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with implementation of the Plan shall be deemed to have occurred and shall be in effect upon the Effective Date, without any requirement of further action by the directors or officers of any Debtor or any Reorganized Debtor, or the approval by the shareholders of any Reorganized Debtor.

U. Issuance of New Common Stock and Warrants

76. The issuance of the Rights, the New Common Stock and Warrants is an essential element of the Plan, and is in the best interests of the Debtors, their Estates, and Holders.

V. Executory Contracts and Unexpired Leases

77. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their Executory Contracts and Unexpired Leases as set forth in the Plan, the Plan Supplement, this Confirmation Order, other orders of this Court or otherwise. Each assumption, assumption and assignment or rejection of an Executory Contract or Unexpired Lease in accordance with the Plan, the Plan Supplement, this Confirmation Order, other orders of this Court or otherwise shall be legal, valid and binding upon (a) the Debtors and the Reorganized Debtors if such Executory Contract or Unexpired Lease is assumed, (b) the assignee of such Executory Contract or Unexpired Lease if such contract or lease is assumed and assigned and (c) all non-debtor parties to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption, assumption and assignment or rejection had been authorized and effectuated pursuant to a separate order of this Court that was entered pursuant to section 365 of the Bankruptcy Code before Confirmation. The Debtors have provided sufficient and adequate notice to any Entity whose Executory Contract or Unexpired Lease is rejected solely by virtue of the fact that the Plan rejects all such contracts, including notice of such rejection and of the date on which to file a Claim on account of such rejection, which date shall be no earlier than 30 days after the Effective Date.

W. Approval of the Emergence Credit Facilities

78. Without limiting, impairing or modifying any previous order of this Court approving or governing the Emergence Credit Facilities or the Emergence Credit Facility

Documents (which orders are hereby reaffirmed and ratified), the proposed terms and conditions of the Emergence Credit Facility Documents, and the Reorganized Debtors’ entry into the Emergence Credit Facilities, are essential elements of the Plan and are in the best interests of the Debtors, their Estates, and Holders, and do not conflict with applicable laws. The Emergence Credit Facilities, including the loans and other extensions of credit to be provided under the Emergence Credit Facility Documents and any and all transactions contemplated thereby, present the best alternative available to the Debtors. The terms and conditions of the Emergence Credit Facilities and the Emergence Credit Facility Documents are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and are supported by reasonably equivalent value and fair consideration. The Emergence Credit Facilities and each of the Emergence Credit Facility Documents were negotiated at arm’s length and in good faith, without the intent to hinder, delay or defraud any creditor of the Debtors. The Debtors have provided sufficient and adequate notice of the Emergence Credit Facilities and the Emergence Credit Facility Documents to all parties in interest in the Chapter 11 Cases.

X. Consummation of the Backstop Commitment Agreement and the Rights Offerings

79. Without limiting, impairing or modifying any previous order of this Court approving or governing the Rights Offerings, the Backstop Commitment Agreement or the rights of the Backstop Parties (which orders are hereby reaffirmed and ratified), the proposed terms and conditions of the Rights Offerings and the Backstop Commitment Agreement are fair and reasonable and are in the best interests of the Debtors, their Estates, and Holders, and do not conflict with and were conducted and consummated in compliance with applicable law. The Backstop Commitment Agreement and the Rights Offerings were negotiated at arm’s length and in good faith, including in connection with the offer, issuance and sale of New Common Stock pursuant thereto and the payment of the fees and reimbursement of expenses contemplated thereby. The Debtors’ and Reorganized Debtors’ obligations under the Backstop Commitment Agreement are valid, binding and authorized obligations, enforceable in accordance with their terms and are not in contravention of any applicable law. The Debtors’ and the Reorganized Debtors’ compliance with provisions of the Backstop Commitment Agreement, performance of their obligations thereunder and the consummation of the transactions contemplated thereby, will not result in any violation of applicable law.

Y. Approval of the New Equity Plan and the New Management Agreements

80. The New Equity Plan and the New Management Agreements are essential elements of the Plan. The terms of the New Equity Plan and the New Management Agreements are reasonable, and the Debtors have provided adequate notice of the material terms of such programs. The Debtors and the Reorganized Debtors are authorized, without further approval of this Court, to execute and deliver all agreements, documents, instruments and certificates relating to the New Equity Plan and the New Management Agreements and to perform their obligations thereunder in accordance with, and subject to, the terms such plans and agreements.

Z. Consummation of the KPP Global Settlement

81. Without limiting, impairing or modifying any previous order of this Court approving or governing the KPP Global Settlement (which orders are hereby reaffirmed and ratified), the proposed terms and conditions of the KPP Global Settlement are fair and reasonable and are in the best interests of the Debtors, their Estates, and Holders, and do not conflict with and were conducted and consummated in compliance with applicable law. The KPP Global Settlement was negotiated at arm’s length and in good faith, and is an essential element of the Plan.

AA. Retention of Jurisdiction

82. Except as expressly provided for in paragraph 183 of this Confirmation Order and as expressly provided in the Plan, this Court properly may retain jurisdiction over the matters set forth in Article 14 and other applicable provisions of the Plan.

II. ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

A. Order

83. The Plan and all of its provisions are confirmed. A copy of the Plan is attached hereto as Exhibit A.

B. Objections

84. To the extent that any objections, reservations of rights, statements, or joinders to Confirmation have not been withdrawn, waived or settled before entry of this Confirmation Order, cured by the relief granted herein or otherwise resolved as stated on the record of the Confirmation Hearing, such objections are hereby overruled on the merits.

C. Confirmation of the Plan

85. The documents contained in the Plan Supplement, and any amendments, modifications and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery and performance thereof by the Debtors and the Reorganized Debtors, are authorized and approved as finalized, executed and delivered. As set forth in the Plan, once finalized and executed, upon the occurrence of the Effective Date, the documents comprising the Plan Supplement and all other documents contemplated by the Plan and the Plan Supplement shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all Liens and other security interests purported to be created thereby.

86. The terms of the Plan, the Plan Supplement and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the Plan.

D. Findings of Fact and Conclusions of Law

87. The findings of fact and the conclusions of law set forth herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014. To the extent any of the following articles, sections or provisions constitute findings of fact or conclusions of law, they are adopted as such. To the extent any of the prior findings of fact or conclusions of law constitute an order of this Court, they are adopted as such.

E. Plan Classification Controlling

88. The terms of the Plan shall solely govern the classification of Claims and Equity Interests for purposes of the Distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by Holders of Claims in connection with voting on the Plan pursuant to the Solicitation Procedures Order: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; (c) may not be relied upon by any Person as representing the actual classification of its Claim under the Plan for distribution purposes; and (d) shall not be binding on the Debtors and the Reorganized Debtors except for voting purposes.

F. General Settlement of Claims and Equity Interests

89. As one element of, and in consideration for, an overall negotiated settlement of numerous disputed Claims and issues embodied in the Plan, pursuant to

Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code and in consideration for the classification, Distributions, releases and other benefits provided under the Plan, the provisions of the Plan shall, upon Consummation, constitute a good faith compromise and settlement of all controversies resolved pursuant to the Plan, Claims and Equity Interests. Subject to Articles 8 and 9 of the Plan, all Distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

G. References to Plan Provisions

90. The failure specifically to include or to refer to any particular article, section or provision of the Plan, Plan Supplement or any related document in this Confirmation Order shall not diminish or impair the effectiveness of such article, section or provision, it being the intent of this Court that the Plan be confirmed and any related documents approved.

H. Immediate Binding Effect

91. Notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders (irrespective of whether such Holders have accepted, or are deemed to have accepted, the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

I. Cancellation of Existing Notes, Instruments, Certificates and Other Documents

92. On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the Second Lien Notes Indentures, Unsecured Notes Indentures, and any other Certificate, Equity Interest, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Equity Interest (except any Certificate, note or other instrument or document evidencing indebtedness or obligation of or ownership interest in any Debtor(s) that is Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors and their Affiliates shall not have any obligations thereunder and shall be released and discharged therefrom; provided that:

•

The Second Lien Notes Indentures shall remain in effect solely to the effect of governing the the rights and obligations between the Indenture Trustees and the beneficial holders of notes issued under such indentures, including to effectuate any charging liens against Distributions permitted under the Second Lien Notes Indentures;

•

The Unsecured Notes Indentures shall remain in effect solely to the effect of governing the rights and obligations between the Indenture Trustees and the beneficial holders of notes issued under such indentures, including to effectuate any charging liens against Distributions permitted under the Unsecured Notes Indentures;

•

Any obligations of the Debtors in the Backstop Commitment Agreement or the KPP Global Settlement that by their terms are to be satisfied after, or are otherwise stated to survive, the closing of the Backstop Commitment Agreement or the consummation of the KPP Global Settlement, respectively, shall be the obligations of the Reorganized Debtors; and

•

The foregoing shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to any Reorganized Debtor.

J. Approval of the Emergence Credit Facilities

93. The Emergence Credit Facilities and the Emergence Credit Facility Documents are approved, including all transactions contemplated hereby and thereby (including additional syndication of the Emergence Credit Facilities (if any)), and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, expenses, losses, damages, indemnities and other amounts provided for by the Emergence Credit Facility Documents.

94. On the Effective Date, and without further notice to or order or other approval of this Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person or Entity (including the boards of directors and/or shareholders of the Debtors), except for this Confirmation Order and as otherwise required by the Emergence Credit Facility Documents, each Reorganized Debtor shall, and is hereby authorized to, enter into and perform and to execute and deliver the applicable Emergence Credit Facility Documents and any related agreements, instruments and certificates to which such Reorganized Debtor is contemplated to be a party on or after the Effective Date, in each case whether or not such document is included in the Plan Supplement. The Reorganized Debtors are hereby authorized to (a) borrow under such Emergence Credit Facilities and use the proceeds of such borrowings for any purpose permitted thereunder, and (b) perform all of their obligations under the Emergence Credit Facilities, including the payment of all fees, expenses, losses, damages, indemnities and other amounts (including any applicable refinancing premiums and applicable exit fees) provided under the Emergence Credit Facility Documents.

95. The Emergence Credit Facility Documents and the obligations of the applicable Reorganized Debtors under the Emergence Credit Facility Documents, including all related mortgages and security agreements, shall, upon execution, constitute legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms and not in contravention of any state or federal law. The financial accommodations to be extended pursuant to the Emergence Credit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers or conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

96. On the Effective Date, without any further action by this Court or the directors, officers or stockholders of any of the Reorganized Debtors, all of the mortgages, pledges, Liens and other security interests to be granted in accordance with the Emergence Credit Facility Documents (a) shall be deemed to be approved; (b) shall be legal, valid, binding and enforceable liens on, and security interests in, the collateral granted under respective Emergence Credit Facility Documents in accordance with the terms of the Emergence Credit Facility Documents and shall constitute legal, valid, binding and enforceable obligations of the Reorganized Debtors; (c) shall be deemed perfected on the Effective Date in accordance with the Emergence Credit Facility Documents, subject only to such mortgages, pledges, Liens and other security interests as may be permitted under the Emergence Credit Facility Documents, and the priorities of such mortgages, pledges, Liens and other security interests shall be as set forth in the respective Emergence Credit Facility Documents; and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers or conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

97. The Reorganized Debtors and the secured parties (and their designees and agents) under the Emergence Credit Facility Documents are hereby authorized to make all filings and recordings, and to obtain all governmental approvals and consents to evidence, establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Confirmation Order (it being understood that perfection of the liens and security interests granted under the Emergence Credit Facility Documents shall occur automatically by virtue of the entry of this Confirmation Order and funding under the Emergence Credit Facility Documents on or after the Effective Date, and any such filings, recordings, approvals and consents shall not be necessary or required as a matter of law to perfect such liens and security interests), and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

98. In addition, on the Effective Date, without any further action by this Court or the directors, officers or stockholders of any of the Reorganized Debtors, each applicable Reorganized Debtor is authorized to (a) execute, deliver, file and record any other contracts, instruments, agreements, guaranties or other documents contemplated by the Emergence Credit Facility Documents and (b) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the Emergence Credit Facility Documents.

99. To the extent that any Holder of a Secured Claim that has been satisfied or discharged pursuant to the Plan, or any agent for such Holder, has filed or recorded any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, any of the Reorganized Debtors or any administrative agent under the Emergence Credit Facility Documents that are necessary to cancel and/or extinguish such Liens and/or security interests (without limiting the foregoing, such Liens and security interests held by Holders of Secured Claims that are satisfied on the Effective Date pursuant to the Plan shall be automatically canceled and/or extinguished automatically on the Effective Date by virtue of the entry of this Confirmation Order).

100. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Alternate Emergence Term Loan Credit Agreement (which Alternative Emergence Term Loan Credit Agreement is comprised of a first lien term loan credit agreement and a second lien term loan credit agreement) shall be the Emergence Term Loan Credit Agreement. For the avoidance of doubt, the Emergence Rollover Credit Agreement shall not be the Emergence Term Loan Credit Agreement, and no Emergence Rollover Term Loans thereunder shall be issued or otherwise deemed extended on, prior to, or after the Effective Date.

K. Consummation of the Backstop Commitment Agreement and Approval of the Rights Offerings

101. To the extent not authorized by previous order of this Court, the Debtors and the Reorganized Debtors are hereby authorized, without further notice to or action, order or approval of this Court or any other Person or Entity, to (i) perform under the Backstop Commitment Agreement, (ii) execute and deliver any agreements, documents, instruments and certificates relating to the Rights Offerings and the Backstop Commitment Agreement that may be necessary or appropriate, including in connection with the offer, issuance or sale of New Common Stock pursuant thereto and (iii) consummate the transactions contemplated by the Backstop Commitment Agreement in accordance with the terms thereof. To the extent due and payable, the Backstop Fees shall be entitled to priority as administrative expense claims under sections 503(b) and 507 of the Bankruptcy Code payable without further order of this Court and shall be paid when due in accordance with the terms of the Backstop Commitment Agreement without reduction or offset. Upon payment in accordance with the terms of the Plan and the Backstop Commitment Agreement, the Backstop Fees and any Backstop Expense Reimbursement shall be non-refundable and indefeasible, and not subject to disgorgement or turnover.

L. New Common Stock

102. On the Effective Date, Reorganized Kodak shall issue or reserve for issuance all of the New Common Stock required to be issued or reserved under or in connection with the Plan. The shares of New Common Stock issued in connection with the Plan, including in connection with the consummation of the Rights Offerings, the Backstop Commitment Agreement, or upon exercise of the Warrants, and options or other equity awards issued pursuant to the New Equity Plan, shall be authorized without the need for further corporate action or without any further action by any Person, and once issued, shall be duly authorized, validly issued, fully paid and non-assessable.

M. Warrants

103. Reorganized Kodak shall issue the Warrants to the Holders of Allowed Claims in Classes 4 and 6 pursuant to the terms of the Warrant Agreement and in accordance with the Plan.

N. Section 1145 Exemption from Registration under the Securities Act

104. The solicitation of acceptances and rejections of the Plan was exempt from the registration requirements of the Securities Act and applicable state securities laws, and no other non-bankruptcy law applies to the solicitation.

105. Pursuant to Section 1145 of the Bankruptcy Code, the offering, issuance and distribution of (i) the New Common Stock (a) pursuant to Articles 4.2.4 and 4.2.6 of the Plan to Holders of Claims in Classes 4, and 6, respectively, (b) pursuant to Article 5.8 of the Plan to participants in the 1145 Rights Offering, except as set forth below and (c) deliverable upon exercise of the Warrants and (ii) the Warrants to Holders of Claims in Class 4 and 6, are exempt from the registration requirements of Section 5 of the Securities Act and any State or local law requiring registration for offer or sale of a security, in each case subject to the provisions of section 1145(b)(1) of the Bankruptcy Code. In addition, under Section 1145 of the Bankruptcy Code, such New Common Stock and Warrants shall be freely tradable in the United States, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code, and compliance with any securities laws and any rules and regulations of the Securities and Exchange Commission, applicable at the time of any further offer, sale or transfer of such securities and instruments and subject to any restrictions set forth in the Warrant Agreement and the Registration Rights Agreement, as applicable.

106. Notwithstanding the foregoing, any of (a) the 4(2) Rights (as defined in the Rights Offerings Procedures Order), (b) the 4(2) Rights Offering Shares (as defined in the Rights Offerings Procedures Order), (c) any shares of New Common Stock issued pursuant to the Backstop Commitment Agreement, including any shares of New Common Stock issued in connection with the payment of the Backstop Fees and (d) any other shares of New Common Stock issued to the Backstop Parties, to the extent not issued pursuant to section 1145(a) of the Bankruptcy Code, shall all be issued without registration in reliance upon the exemption set forth in section 4(2) of the Securities Act and/or Regulation D thereunder and will be “restricted securities” within the meaning of Rule 144 thereunder. Holders of Registrable Securities (as defined in the Registration Rights Agreement) shall have the registration rights set forth in the Registration Rights Agreement.

107. To the extent the interests in the Kodak GUC Trust are deemed to be “securities,” the offering, issuance and distribution of such interests shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any applicable state and local laws requiring registration of securities, pursuant to section 1145 of the Bankruptcy Code or another available exemption from registration under the Securities Act.

O. Provisions Governing Distributions

108. Articles 9 and 16.9 of the Plan are hereby approved. Except as otherwise set forth in the Plan, the Reorganized Debtors shall make all Distributions required under Article 9 of the Plan and all Distributions from the Kodak GUC Trust under Article 16.9 of the Plan shall be made by the Kodak GUC Trustee in accordance with the Kodak GUC Trust Agreement.

P. Procedures for Resolving Contingent, Unliquidated and Disputed Claims

109. The procedures contained in Article 10 of the Plan for resolving contingent, unliquidated and disputed Claims are hereby approved.

Q. Treatment of Executory Contracts and Unexpired Leases

110. The Executory Contract and Unexpired Lease provisions of Article 8 of the Plan are hereby approved.

i.	Director and Officer Insurance Policies and Agreements

111. To the extent that the D&O Liability Insurance Policies issued to, or entered into by, the Debtors prior to the Petition Date constitute executory contracts, notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date; provided that the Debtors shall have no advancement or indemnification obligation with respect to any Persons or entities insured under the D&O Liability Insurance Policies except as otherwise expressly set forth in paragraph 113 below. Entry of this Confirmation Order shall constitute this Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any advancement, indemnity or other obligations of the insurers under any of the D&O Liability Insurance Policies.

112. In addition, after the Effective Date, no Reorganized Debtor shall terminate or otherwise reduce the coverage under any of the D&O Liability Insurance Policies with respect to conduct occurring prior to the Effective Date.

ii.	Indemnification and Advancement Obligations

113. On and from the Effective Date, except as prohibited by applicable law and subject to the limitations set forth in the Plan, the Reorganized Debtors shall assume all (i) contractual indemnification and advancement obligations set forth in the Plan Supplement and the Backstop Commitment Agreement and (ii) indemnification and advancement obligations currently in place in the Debtors’ bylaws, certificates of incorporation (or other formation documents), board resolutions, and in Compensation and Benefits Programs or other agreements with the Indemnified Parties, including any agreements with APS; provided that, with respect to those individuals who were insured Persons under the D&O Liability Insurance Policies (including directors or officers of any of the Debtors at any time) prior to the Effective Date (other than the chief restructuring officer, the interim chief financial officer, and other temporary staff provided by APS), but who, as of the Effective Date, no longer serve in the capacity pursuant to which such Persons became insured Persons under the D&O Liability Insurance Policies, the Debtors’ obligation to make advancements to and indemnify such Persons shall be limited to the extent of available coverage under their D&O Liability Insurance Policies (and payable from the proceeds of such D&O Liability Insurance Policies).

R. Settlement of Committee’s Lien Challenge

114. On the Effective Date, the transactions contemplated by the Plan, including the Distributions to Holders of Claims in Class 3, Class 4 and Class 6, shall be in full and final settlement of the Committee’s Lien Challenge, and the Committee’s Lien Challenge is hereby and shall be deemed dismissed with prejudice.

S. Other Restructuring Transactions

115. Following the Confirmation Date, the Debtors, in consultation with the Requisite Backstop Parties, are authorized to reorganize their corporate structure by eliminating certain entities (including non-Debtor entities) that are deemed no longer helpful, and to take all actions as may be necessary or appropriate to effect such transactions, including any transaction described in, approved by, contemplated by or necessary to effectuate the Plan.

116. In order to implement tax planning, the Debtors are authorized to engage in any restructuring, reorganizations, liquidation, intercompany sales and similar transactions after prior notice to the Requisite Backstop Parties, which transactions are not reasonably expected to materially adversely affect any Backstop Party.

T. Vesting of the Assets in Reorganized Debtors

117. Except as otherwise provided in the Plan, any agreement, instrument or other document incorporated therein, or in this Confirmation Order, as of the Effective Date, all property of each Estate (including Causes of Action) and any property acquired by any Debtor under the Plan shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens granted to secure the obligations under the Emergence Credit Facilities) and interests to the extent permitted by section 1141 of the Bankruptcy Code; provided that the Kodak GUC Trust Initial Amount and the Kodak GUC Trust Avoidance Actions shall be transferred to the Kodak GUC Trust in accordance with Article 16.3 of the Plan; provided, further, that nothing in Article 5.5 of the Plan shall limit the ability under the Bankruptcy Code of any party-in-interest to object to any Claim prior to the Claims Objection Bar Date unless otherwise ordered by this Court.

118. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims or Causes of Action (other than the Kodak GUC Trust Avoidance Actions) without supervision or approval of this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules; provided that the claims asserted by GOT in the GOT Adversary Proceeding, as well as any property interest of GOT in the GOT Adversary Patents or the GOT Royalties, are preserved during the pendency of the GOT Adversary Proceeding.

U. Discharge of the Debtors

119. As set forth in Article 12.3 of the Plan, pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise provided in the Plan or this Confirmation Order, the treatment of Claims and Equity Interests under the Plan shall be in full and final satisfaction, settlement, release, discharge, and termination, as of the Effective Date, of all Claims of any nature whatsoever, whether known or unknown, against, and Equity Interests in, the Debtors, any property of their Estates, the Reorganized Debtors or any property of the Reorganized Debtors.

120. Except as otherwise provided in the Plan, this Confirmation Order or such other order of this Court that may be applicable, all Persons and Entities shall be precluded from asserting against the Debtors, their successors or assigns, including the Reorganized Debtors, their agents and employees, or their respective assets, properties or interests in property, any Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts or legal bases therefor were known or existed prior to the Effective Date regardless of whether a Proof of Claim or Equity Interest was filed.

V. Post-Emergence Compromise and Settlement

121. In accordance with Article 12.1 and any other relevant provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Actions against other Entities (for the avoidance of doubt, excluding the Kodak GUC Trust Avoidance Actions).

W. Subordination Rights

122. The allowance, classification and treatment of all Allowed Claims and Equity Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Equity Interest in accordance with any contractual, legal or equitable subordination relating thereto.

X. Releases, Exculpations, Injunction and Related Provisions

123. Articles 12.5 through 12.9 of the Plan are hereby approved and authorized.

124. Nothing in this Plan or Confirmation Order shall affect any release granted under any prior order of this Court, all of which remain in full force and effect in accordance with their respective terms.

Y. Release of Liens

125. Except as otherwise provided in this Confirmation Order, in the Plan, in the Emergence Credit Facility Documents, or in any contract, instrument, release or other agreement or document created pursuant to the Plan or executed and delivered by the Debtors or the Reorganized Debtors in connection with the Emergence Credit Facility Documents, on the Effective Date (and, with respect to the Second Lien Notes Claims, subject to the payment to the Second Lien Notes Trustee of the applicable Distribution pursuant to the Plan) all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the rights, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtors and their successors and assigns.

Z. Preservation of Causes of Action

126. The provisions of Article 5.12 of the Plan are hereby approved.

AA. Authority of Kodak GUC Trustee to Prosecute and Settle Actions

127. Subject to the terms of the Kodak GUC Trust Agreement, after the Effective Date, only the Kodak GUC Trustee shall have the authority to maintain, prosecute, settle, dismiss, abandon or otherwise dispose of the Kodak GUC Trust Avoidance Actions, and, subject to the terms of the Kodak GUC Trust Agreement, the Kodak GUC Trustee may enter into and consummate settlements and compromises of the Kodak GUC Trust Avoidance Actions without notice to or approval by the Bankruptcy Court. On the Effective Date, and without having to obtain any further order of the Bankruptcy Court, the Kodak GUC Trustee shall be deemed to have intervened as plaintiff, movant or additional party, as appropriate, in any Kodak GUC Trust Avoidance Actions, irrespective of whether any such Avoidance Action was commenced as an adversary proceeding, contested matter, or motion or other action, and whether filed by a Debtor, the Creditors’ Committee or any other estate representative before the Effective Date.

BB. New Compensation and Benefit Programs

128. On the Effective Date, the New Management Agreements shall become effective without any further action by the Reorganized Debtors. The Debtors are authorized to make non-material amendments to the New Management Agreements, in a form reasonably satisfactory to the applicable employee, the Requisite Backstop Parties and the Creditors’ Committee, at any time prior to the Effective Date.

129. On the Effective Date, the Reorganized Debtors shall adopt the New Equity Plan, and the New Equity Plan shall become effective without any further action by the Reorganized Debtors. The shares of New Common Stock reserved to be issued pursuant to the Plan for the New Equity Plan shall be duly authorized, validly issued, fully paid and nonassessable on the Effective Date without any further action by the Reorganized Debtors.

CC. Compensation and Benefits Programs

130. On the Effective Date, each Reorganized Debtor shall assume and continue to honor all Compensation and Benefits Programs (including, for the avoidance of doubt, the Qualified Plans) in accordance with their respective terms and applicable laws (including, as applicable, ERISA and the Internal Revenue Code) and perform all Compensation and Benefits Programs to which the applicable Debtor is party, subject to any rights to terminate or modify such plans. The Debtors are authorized to modify any assumed Compensation and Benefits Programs in accordance with its terms. As of the Effective Date, all Non-Qualified Plans shall be deemed terminated.

DD. Continuation of Retiree Benefits

131. Notwithstanding anything to the contrary herein or in the Plan, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with the terms of the Plan, the underlying employee benefit plan documents (as may be amended or terminated at the discretion of Reorganized Debtors in accordance with applicable law) and applicable law, provided that, for the avoidance of doubt, Retiree Benefits terminated pursuant to the Retiree Settlement have been terminated and shall not be paid or continued.

EE. Workers’ Compensation Programs

132. On the Effective Date, except as set forth in the Plan, Reorganized Kodak shall assume and continue to honor the Debtors’ obligations under (a) all applicable workers’ compensation laws in the states in which the Reorganized Debtors operate and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance.

133. On or after the Effective Date, all Proofs of Claim on account of workers’ compensation may be expunged on notice to the Holders of such Claims.

FF. Compensation Arrangements

134. On the Effective Date, Reorganized Kodak shall assume, and continue to honor and perform, any compensation agreements with APS in connection with its role as crisis managers and specifically in connection with its provision of a chief restructuring officer and interim chief financial officer. On the Effective Date, Reorganized Kodak shall assume, and continue to honor and perform, any compensation agreements with Lazard Frères & Co. LLC in connection with its role as investment banker in these Chapter 11 Cases, subject to approval of its fees and expenses by this Court.

GG. Professional Fee Claims

135. Professional Fee Escrow Amount. The Debtors shall establish and fund on or prior to the Effective Date the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Except as provided in the last sentence of this paragraph, such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors, as applicable. The Reorganized Debtors shall pay Professional Claims in Cash as soon as reasonably practicable after such Claims are Allowed by order of this Court. When all Allowed Professional Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall revert to the Reorganized Debtors.

136. Professional Fee Reserve Amount. Professionals were required pursuant to Article 3.4.3 of the Plan to provide good faith estimates of their Professional Claims for purposes of the Professional Fee Escrow Account and were required to deliver such estimates to the Debtors no later than 10 days prior to the Confirmation Hearing. Such estimates shall not be considered an admission or limitation with respect to the fees and expenses of such Professionals. If a Professional did not provide such an estimate no later than 10 days prior to the Confirmation Hearing, the Reorganized Debtors are authorized to estimate, in their reasonable discretion, the Professional Claims of such Professional.

137. Post-Confirmation Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order, or approval of this Court, pay in Cash the reasonable legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors, the Reorganized Debtors, or the Creditors’ Committee, as the case may be. Except as otherwise specifically provided in the Plan, upon the Confirmation Date, any requirement that Professionals comply with sections 327, 328, 329, 330, 331 or 1103 of the Bankruptcy Code or the Professional Fee Order (or, as it relates to APS, the APS Retention Order) in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors, the Reorganized Debtors or, solely with respect to the matters set forth in Article 15.9 of the Plan, the Creditors’ Committee, may employ and pay any Professional in the ordinary course of business.

HH. Statutory Fees Payable Pursuant to 28 U.S.C. § 1930

138. The Debtors or the Reorganized Debtors, as applicable, shall pay all U.S. Trustee Fees for each quarter (including any fraction thereof) until these Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

II. Payment of Certain Fees and Expenses

139. The Backstop Expense Reimbursement shall be an Allowed Administrative Claim, without reduction or offset, in the full amount due and owing under the Backstop Commitment Agreement. On the Effective Date, if not previously paid in full in accordance with the terms of the Backstop Commitment Agreement, any outstanding Backstop Expense Reimbursement shall be paid in Cash and any outstanding Backstop Fees shall be paid in Cash or New Common Stock, at the election of the Debtors. In addition, pursuant to the terms set forth in the DIP Order, the Debtors shall continue to pay the reasonable and documented fees and expenses of the professionals for the Second Lien Committee, the Second Lien Indenture Trustee and the DIP Parties (including Akin Gump Strauss Hauer & Feld LLP, Blackstone Advisory Partners LP, Capstone Advisory Group, LLC, Ashurst LLP and Covington & Burling LLP) through the Effective Date, without regard to whether such fees and expenses were accrued pre- or post-Confirmation.

JJ. VEBA Trust Expenses

140. The VEBA Trust or its assignee(s), on account of the Retiree Committee Administrative Claim, shall receive, on the Effective Date, Cash in an amount equal to the full unpaid amount of the Retiree Committee Administrative Claim.

KK. Priority Tax Claims

141. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, the Holder of each Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, at the election of the applicable Debtor or Reorganized Debtor, (a) Cash on the Effective Date or as soon as reasonably practicable thereafter in an amount equal to the full unpaid amount of such Allowed Priority Tax Claim or (b) deferred Cash payments in accordance with section 1129(a)(9)(C) of the Bankruptcy Code. Any Allowed Priority Tax Claim that is not due and payable on or prior to the Effective Date shall be paid in the ordinary course of business after the Effective Date as and when due under applicable nonbankruptcy law.

LL. Filing Deadlines

142. Any Holder of a General Administrative Claim who is not excepted, pursuant to Article 3.1 of the Plan, from the requirements to file and serve a request for payment of such General Administrative Claim on or prior to the Administrative Claim Bar Date will be forever barred, estopped and enjoined from asserting such General Administrative Claim against the Debtors or the Reorganized Debtors or their respective property and from participating in any Distribution in the Debtors’ cases on account of such General Administrative Claim, and such General Administrative Claim shall be deemed discharged as of the Effective Date. The Court will provide by separate order for notice of an Administrative Claim Bar Date.

MM. Exemption from Certain Transfer Taxes and Recording Fees

143. Pursuant to and to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtors to the Reorganized Debtors or to any other Person or Entity) pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity securities, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, assumption, termination, refinancing and/or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the obligations under the Emergence Credit Facilities; (e) the KPP Global Settlement or (f) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee or other similar tax or governmental assessment, and the appropriate state or local government officials or agents shall and shall be directed to forego the collection of any such tax, recordation fee or government assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or government assessment. The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

NN. Retention of Jurisdiction

144. Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, except as otherwise provided in the Plan and this Confirmation Order, this Court shall retain exclusive jurisdiction over all matters arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction over those matters set forth in Article 14 of the Plan.

OO. Other Essential Documents and Agreements

145. The Reorganized Kodak Certificate of Incorporation, the amended and restated bylaws of Reorganized Kodak, the certificates of incorporation and bylaws of the other Reorganized Debtors, the Emergence Credit Facility Documents, the Backstop Commitment Agreement, the Warrant Agreement, the Registration Rights Agreement, the Kodak GUC Trust Agreement, the New Equity Plan, the New Management Agreements and any other agreements, instruments, certificates or documents related thereto and the transactions contemplated by each of the foregoing are approved and, upon execution and delivery of the agreements and documents relating thereto by the applicable parties, the Reorganized Kodak Certificate of Incorporation, the amended and restated bylaws of Reorganized Kodak, the certificates of incorporation and bylaws of the other Reorganized Debtors, the Emergence Credit Facility Documents, the Backstop Commitment Agreement, the Warrant Agreement, the Registration Rights Agreement, the Kodak GUC Trust Agreement, the New Equity Plan, the New Management Agreements and any other agreements, instruments, certificates or documents related thereto shall be in full force and effect and valid, binding and enforceable in accordance with their terms without the need for any further notice to or action, order or approval of this Court, or other act or action under applicable law, regulation, order or rule. The Debtors, and after the Effective Date, the Reorganized Debtors, are authorized, without further approval of this Court or any other party, to execute and deliver all agreements, documents, instruments, securities and certificates relating to such agreements and perform their obligations thereunder, including paying all fees due thereunder or in connection therewith.

146. On or before the Effective Date, the Debtors may file with this Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and upon request all Holders receiving Distributions pursuant to the Plan and all other parties in interest, shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

PP. Return of Deposits

147. All utilities that received a deposit or other form of adequate assurance of performance pursuant to section 366 of the Bankruptcy Code during these Chapter 11 Cases (collectively, the “Deposits”), including gas, electric, telephone, water, sanitation and sewer services, shall return such Deposits to the Debtors and/or the Reorganized Debtors, as applicable, either by setoff against postpetition indebtedness or by cash refund, by no later than twenty (20) days following the later of the (a) Effective Date and (b) the Reorganized Debtors’ written request therefor. As of the Confirmation Date, such utilities are not entitled to make requests for or receive any further deposits under section 366 of the Bankruptcy Code.

QQ. Governing Law

148. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) and corporate governance matters. For the avoidance of doubt, (a) corporate governance matters relating to the Debtors or the Reorganized Debtors as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor; and (b) the Emergence Credit Facility Documents shall be governed by the jurisdictional provisions therein.

RR. Ownership and Control

149. The consummation of the Plan, or the assumption of any Executory Contract or Unexpired Lease by a Reorganized Debtor or assumption and assignment of any Executory Contract or Unexpired Lease to another Reorganized Debtor is not intended to, and shall not, unless the Debtors expressly agree otherwise in writing, constitute a change of ownership or change in control for purposes of any statute, regulation, contract or agreement (including any Executory Contract or Unexpired Lease, any financial instrument, loan or financing agreement, any D&O Liability Insurance Policies and any Non-Qualified Plans, or any other agreements, policies, programs, plans and contracts related to employment, severance, termination, insurance, or collective bargaining agreements) in effect on the Effective Date and to which any of the Debtors is a party.

SS. Effectiveness of All Actions

150. Except as set forth in the Plan, all actions authorized to be taken by the Plan or this Confirmation Order shall be effective on, prior to, or after the Effective Date pursuant to the terms of the Plan or this Confirmation Order, without further application to, or order of this Court, or further action by the respective officers, directors, members or stockholders of the Reorganized Debtors.

TT. Authorization to Take Actions to Implement and Consummate the Plan

151. Pursuant to section 1142(b) of the Bankruptcy Code, New Jersey Business Corporation Act 14A:12-7 and any comparable provision of the business corporation laws of any other state, each of the Debtors and the Reorganized Debtors hereby are authorized and empowered to take all actions to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, the documents contained in the Plan Supplement, the Emergence Credit Facility Documents, the Backstop Commitment Agreement, the Warrant Agreement, the Registration Rights Agreement, the Kodak GUC Trust Agreement, the New Equity Plan, the New Management Agreements and any other Plan-related documents, including the election or appointment, as the case may be, of directors and officers of the New Board of Directors as authorized in the Plan, and including the Distribution of the securities to be issued pursuant thereto, without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant hereto, and all documents, instruments, securities and agreements authorized thereunder and related thereto and all annexes, exhibits and schedules appended thereto, and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms without the need for any stockholder or board of directors’ approval; provided that after the Confirmation Date (but prior to the Effective Date) the Debtors shall consult with and, to the extent required by the terms of the Backstop Commitment Agreement, seek the consent of the Requisite Backstop Parties in connection therewith.

152. On the Effective Date, the appropriate officers of the applicable Reorganized Debtors and members of the New Board of Directors are authorized and empowered to issue, execute and deliver the agreements, documents, securities and instruments authorized by and consistent with this Confirmation Order and/or the Plan in the name of and on behalf of the applicable Reorganized Debtors. Subject to the terms of this Confirmation Order, the Plan and the agreements related thereto, each of the Debtors, the Reorganized Debtors and the officers and directors thereof are authorized to take any such actions without further corporate action or action of the directors or stockholders of the Debtors or the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the applicable Reorganized Debtors shall file any amended certificates of incorporation with the Secretary of State of the state or other relevant governmental authority in which each such entity is (or will be) organized, in accordance with the applicable general business law of each such jurisdiction.

153. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan, the Plan Supplement and any documents, instruments, agreements related thereto, any amendments or modifications thereto prior to the Effective Date and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, the Emergence Credit Facility Documents, the Backstop Commitment Agreement, the Warrant Agreement, the Registration Rights Agreement, the Kodak GUC Trust Agreement, the New Equity Plan, the New Non-Qualified Employee Compensation Plan and the New Management Agreements and any documents, instruments, securities, agreements related thereto and any amendments or modifications thereto entered into prior to the Effective Date.

UU. Reinstatement of Interests in Debtor Subsidiaries

154. In the event that the Debtors elect to reinstate Intercompany Interests pursuant to Article 4.3 of the Plan, each Reorganized Debtor shall issue authorized new equity securities to the Reorganized Debtor that was that Debtor’s corporate parent prior to the Effective Date so that each Reorganized Debtor will retain its 100% ownership of its pre-Petition Date Debtor subsidiaries.

VV. Intercompany Account Settlement

155. The Debtors and Reorganized Debtors, and their respective subsidiaries, are authorized to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors (as applicable) to satisfy their obligations under the Plan.

WW. Fees and Expenses of the Indenture Trustees

156. Reasonable and documented fees and expenses incurred by the Indenture Trustees during the pendency of these Chapter 11 Cases, solely in their capacities as such, shall, without duplication and to the extent unpaid by the Debtors prior to the Effective Date, be Allowed Administrative Claims and paid by the Reorganized Debtors upon the submission of invoices to the Reorganized Debtors, the U.S. Trustee and the Creditors’ Committee, provided that (a) as directed by the Court at the August 16, 2013 hearing, no fees and expenses incurred by the Unsecured Notes Trustee shall be paid until approved by this Court and (b) fees and expenses incurred by the Second Lien Notes Trustee may be paid without further Court approval.

XX. Modifications or Amendments

157. Subject to the limitations contained in the Plan, the Debtors or the Reorganized Debtors are authorized to, after the entry of this Confirmation Order, in consultation with (x) the Creditors’ Committee and (y) solely to the extent any proposed modifications or amendments impact the treatment of (i) Class 3 Claims, the Second Lien Committee and/or (ii) DIP Term Loan Claims, the DIP Term Loan Agent, and with the consent of the Requisite Backstop Parties (which consent shall not be unreasonably withheld, conditioned or delayed), upon order of this Court, (a) amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, and (b) to make all modifications to all documents included and filed as part of the Plan Supplement that are consistent with the Plan, provided that (1) such modifications are not material and (2) if such modifications require the consent of another party, such party’s consent has been received. Entry of this Confirmation Order shall mean that all modifications and amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code, and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

YY. Effect of Conflict between Plan and Confirmation Order

158. If there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

ZZ. Payment of Statutory Fees

159. All fees payable pursuant to section 1930(a) of the United States Judicial Code shall be paid for each quarter (including any fraction thereof) until these Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

AAA. Dissolution of Official Committees

160. After the Effective Date, the Creditors’ Committee and Retiree Committee’s functions shall be restricted to and shall not be heard on any issue except: (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code; (b) motions or litigation seeking enforcement of the provisions of the Plan and the transactions contemplated thereunder or hereunder (and, for the avoidance of doubt, including the Retiree Committee Settlement); and (c) pending appeals and related proceedings; provided that with respect to pending appeals and related proceedings, the Creditors’ Committee shall continue to comply with sections 327, 328, 329, 330, 331 and 1103 of the Bankruptcy Code and the Professional Fee

Order in seeking compensation for services rendered. Upon the resolution of all matters set forth in (a) - (c) in the prior sentence, the Creditors’ Committee or Retiree Committee, as applicable, shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, these Chapter 11 Cases. Kodak shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee after the Effective Date, except with respect the matters set forth in (a) - (c) in the first sentence of this paragraph.

BBB. Reservation of Rights

161. Except as expressly set forth in the Plan, the Plan shall have no force or effect unless and until this Court enters this Confirmation Order. Neither the filing of the Plan, any statement or provision contained therein, nor the taking of any action by a Debtor or any other Entity with respect to the Plan, the Disclosure Statement or any document contained in the the Plan Supplement shall be or shall be deemed, prior to the Effective Date, to be an admission or waiver of any rights of: (a) any Debtor with respect to the Holders or other Entity; or (b) any Holder or other Entity.

CCC. Notice of Entry of the Confirmation Order

162. In accordance with Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c), within fifteen (15) Business Days of the date of entry of this Confirmation Order, the Debtors shall serve a notice of Confirmation to all parties served with the Confirmation Hearing Notice in substantially the form of the notice annexed hereto as Exhibit B, which form is hereby approved, to be delivered to such parties by first class mail, postage prepaid, or by electronic mail, in the case of Gallery Customers (as defined in the Solicitation Procedures Order), as specified in the Solicitation Procedures Order; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors served the notice of the Confirmation

Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.

163. Mailing of the notice of entry of this Confirmation Order in the time and manner set forth in the previous paragraph shall be good and sufficient notice under the particular circumstances in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice shall be necessary.

DDD. Injunctions and Automatic Stay

164. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in these Chapter 11 Cases and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

165. This Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claims, Equity Interests, Causes of Action, obligations, suits, judgments, damages, demands, debts, rights or liabilities released or discharged pursuant to the Plan.

EEE. Nonseverability of Plan Provisions upon Confirmation

166. Each term and provision of the Plan, as it may have been altered or interpreted herein, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (c) nonseverable and mutually dependent.

FFF. Authorization to Consummate

167. The Debtors are authorized to consummate the Plan on any business day selected by the Debtors after the entry of this Confirmation Order, subject to satisfaction or waiver of the conditions to the Effective Date set forth in Article 11.1 of the Plan (a) in consultation with the Creditors’ Committee and (b) with the consent of the Backstop Parties in accordance with section 7.2 of the Backstop Commitment Agreement (which consent shall not be unreasonably withheld, conditioned or delayed).

GGG. Miscellaneous Provisions

168. Continued Operation. During the period from this Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors in possession, subject to all applicable orders of this Court including this Confirmation Order.

169. [Intentionally Omitted.]

170. Insurance Neutrality. Nothing herein, in the Plan, the Plan Supplement, the Amended Disclosure Statement, or any other Plan document shall in any way operate to, or have the effect of, altering or impairing in any respect the legal, equitable or contractual rights and defenses of the insureds or insurers under the Identified Insurance Policies and Agreements. The rights and obligations of the parties and others under any Identified Insurance Policies and Agreements shall be determined under such policies and agreements, including the terms, conditions, limitations, exclusions and endorsements thereof, which shall remain in full force and effect, and under any applicable non-bankruptcy law, and further including provisions relating to the provision or maintenance of any collateral and security required by the Identified Insurance Policies and Agreements. To the extent that any of the Identified Insurance Policies and Agreements is considered to be executory contracts, then, this Confirmation Order shall constitute an order approving assumption or ratification of such Identified Insurance Policies and Agreements.

171. Continuing Validity. Nothing in this Confirmation Order, the Plan or the implementation thereof shall modify, affect or otherwise override the continuing validity of (a) the stipulations and orders filed as Exhibit P to the Plan Supplement and (b) the DIP Order.

172. Non-Impairment of Property Tax Liens. Any property tax lien securing the payment of real property taxes shall remain in full force and effect until all taxes, penalties and interest secured by those liens are paid in full, and, to the extent so provided by applicable law, such liens shall not be primed by or subordinated to any liens granted to secure the obligations under the Emergence Credit Facilities. To the extent that 2012 and 2013 property taxes are not timely paid in the ordinary course of business, the relevant taxing authorities shall be entitled to payment of all penalties and interest they would otherwise be entitled to collect under state law.

HHH. Effect of Non-Occurrence on the Effective Date

173. If the Effective Date does not occur by October 2, 2013 or such later date as the Debtors, in consultation with the Requisite Backstop Parties, agree, the Plan shall be null and void in all respects and nothing contained in the Plan or the Amended Disclosure Statement shall constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors, prejudice in any manner the rights of the Debtors or any other Person, or constitute an admission, acknowledgment, offer or undertaking by the Debtors or any Person.

III. Immediate Effectiveness

174. Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, 8001, 8002 or otherwise, immediately upon the entry of this Confirmation Order, the terms of (a) this Confirmation Order and (b) subject to the occurrence of the Effective Date, the Plan and the Plan

Supplement, in each case shall be, and hereby are, immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders (irrespective of whether such Holders’ Claims or Equity Interests are Impaired under the Plan or whether the Holders of such Claims or Interests accepted, were deemed to have accepted, rejected or were deemed to have rejected the Plan), any trustees or examiners appointed in these Chapter 11 Cases, all persons and entities that are party to or subject to the settlements, compromises, releases, discharges, injunctions, stays and exculpations described in the Plan or herein, each person or entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, of any of the foregoing.

JJJ. Resolution of Certain Matters with the Iowa Department of Revenue

175. With respect to Claim No. 1741 and Claim No. 1846, Reorganized Kodak (on behalf of itself and Qualex Inc.) shall pay to the Iowa Department of Revenue the priority amount set forth therein (totaling $53,932.35) as soon as administratively possible after the Effective Date but no later than 90 days after the Effective Date. The General Unsecured Claim in the amount of $1,726.50 is Allowed and shall be subject to the terms of the Plan relating to the general unsecured creditors.

KKK. Resolution of Certain Matters with the Texas Comptroller

176. Notwithstanding anything to the contrary in the Plan, the Confirmation Order or any other Order of this Court entered prior to the Effective Date, the following provisions govern the treatment of the following claims (the “TC Claims” - Claim Nos. 1984 (as amended by 6213), and 5867) filed by the Texas Comptroller of Public Accounts (“Texas Comptroller”) in these chapter 11 cases:

(a)	any objections to the TC Claims shall be filed within 180 days from the Effective Date or such later date as may be agreed to by the Debtors or Reorganized Debtors, as applicable, and the Texas Comptroller acting reasonably, which agreement must be evidenced in a writing signed by the parties or confirmed by email exchanged between them; provided that if the parties cannot agree to a reasonable extension, the Court, after notice and a hearing, may extend such 180-day period;

(b)	the parties disagree whether Article 3.5 of the Plan requires that post-Effective Date interest on Priority Tax Claims must be paid commencing on (x) the Effective Date or (y) on the date such a claim is “Allowed” (if such date is after the Effective Date), and the parties reserve their respective rights to settle, resolve or present the issue to this Court following Allowance of any TC Claims that constitute Priority Tax Claims;

(c)	the Plan shall not alter or impair any valid rights of set off, if any, held by the Texas Comptroller pursuant to Texas law;

(d)	for the avoidance of doubt, the Texas Comptroller shall not be a Releasing Party and therefore, Article 12.6 of the Plan shall not be applicable to the Texas Comptroller;

(e)	for the avoidance doubt, the parties agree that items (a) through (g) in Article 5.11 of the Plan is limited to the extent permitted under applicable law, and if there is a dispute between the parties as to whether 1146(a) applies to a proposed transfer of assets in connection with the Plan or to any type of tax, fee or charge imposed by the State of Texas in connection with such transfer, the Bankruptcy Court shall resolve that dispute;

(f)	Article 10.2 of the Plan shall not apply to the Texas Comptroller, but the parties agree that nothing precludes the Debtors or the Reorganized Debtors from seeking Bankruptcy Court approval (after notice and a hearing) to estimate, resolve or determine the TC Claims in accordance with the Bankruptcy Code, including sections 502(c) and 505 thereof;

(g)	the Debtors stipulate that there is not an agreement between the Texas Comptroller and the Debtors that is subject to Article 15.15 of the Plan;

(h)	the Texas Comptroller may amend the TC Claims without necessity of prior court approval without prejudice to the Debtors’ (or Reorganized Debtors’) right to object to the TC Claims (and to any amendments of the claims) on any grounds, including timeliness;

(i)	this Court shall not retain jurisdiction with respect to TC Claims that constitute Priority Tax Claims or Administrative Claims except for (i) estimating, resolving or determining the amount of such claims in accordance with Bankruptcy Code, including pursuant to section 502(c) and/or section 505 thereof, and (ii) enforcing the terms of the Plan and this Order;

(j)	following Allowance of the TC Claims, the Texas Comptroller may seek to enforce payment thereof in a non-bankruptcy forum in the event of any default of payment required pursuant to the Plan; and

(k)	the Plan shall not be construed to prevent the Texas Comptroller from seeking relief from this Court with respect to any matter over which this Court has jurisdiction, including the payment of the TC Claims.

LLL. Resolution of Certain Matters with the Ohio EPA

177. For the avoidance of doubt, the State of Ohio, Ohio Environmental Protection Agency (the “Ohio EPA”) shall not be a Releasing Party and therefore, Article 12.6 of the Plan shall not be applicable to the Ohio EPA.

MMM. Reservations of Rights of Contract Counterparties

178. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Order, nothing herein shall constitute an assumption or rejection of any contract between the Debtors and (i) Rochester Silver Works, LLC, (ii) Metropolitan Life Insurance Company, and (iii) Carestream Health Inc. The assumption or rejection of such contracts shall be adjourned to the next omnibus hearing date in these cases.

179. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Order, nothing herein shall constitute an order fixing the cure amount owed in connection with the assumption of contracts between the Debtors and Bank of New York Mellon, as trustee under the SIP Trust Agreement, the KRIP Trust Agreements and the Qualex Trust Agreement. The hearing on the cure amount owed in connection with the assumption of such contracts shall be adjourned to the next omnibus hearing date in these cases.

180. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or the Second Notice of Proposed Assumption of Specified Contracts, the Cure Amount due to D. L. Peterson Trust (“DLPT”) and PHH Vehicle Management Services, LLC (“PHH”) is $446,000 (the “DLPT/PHH Cure Amount”). DLPT and PHH agree that the DLPT/PHH Cure Amount will be satisfied by (i) application of the net proceeds from the disposition of vehicles, net of losses on the disposition of vehicles and net of the costs attendant to the disposition of such vehicles (the “Net Sale Proceeds”), to the Debtors’ account with DLPT, as such amount is as of the date of confirmation of the Plan, and (ii) to the extent necessary, by payment by the Debtors to DLPT and PHH of the amount, if any, which remains in respect of the DLPT/PHH Cure Amount after application of the Net Sale Proceeds as provided for in the immediately preceding item (i) of this sentence. PHH shall provide a statement reflecting the Net Sale Proceeds as of the date of confirmation of the Plan, and the amount to be paid by Debtors, if any, after application to the DLPT/PHH Cure Amount of the Net Sale Proceeds as of the date of confirmation of the Plan.

181. In connection with the Debtors’ assumption of that certain Lease Agreement dated May 31, 2008, as amended by that certain Amendment to Lease Agreement dated February 1, 2009, and as further amended by that certain Second Amendment to Lease Agreement dated January 1, 2010 (collectively, the “Arnprior Lease”), between Kodak and Arnprior Rapid Manufacturing Solutions, Inc., from and after the Effective Date, the Debtors shall segregate and account for the $517,356.28 security deposit under the Arnprior Lease in compliance with New York General Obligations Law Sections 7-103 and 7-105.

NNN. Reservation of Rights of the United States

182. As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Plan or this Confirmation Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or the Reorganized Debtors are entitled under the Bankruptcy Code, if any. The discharge, release and injunction provisions contained in the Plan and this Confirmation Order are not intended, and shall not be construed, to bar the United States from, subsequent to this Confirmation Order, pursuing any police or regulatory action.

183. Notwithstanding anything contained in the Plan or this Confirmation Order to the contrary, nothing in the Plan or this Confirmation Order shall discharge, release, impair or otherwise preclude: (1) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (2) any Claim of the United States arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of the United States against any of the Debtors, regardless of whether (a) a right of setoff was reserved in the proof of claim filed with respect to the debt subject to setoff or (b) the setoff has been authorized or approved by the Bankruptcy Court; or (4) any liability of the Debtors or the Reorganized Debtors under Environmental Law to the United States or any other Governmental Unit as the owner or operator of property that such entity owns or operates after the Confirmation Date. Nor shall anything in the Plan or this Confirmation Order enjoin or otherwise bar the United States or any other Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence.

184. Moreover, nothing in the Plan or this Confirmation Order shall release or exculpate any non-Debtor, including any non-Debtor Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, Environmental Law, or the criminal laws against the Released Parties, nor shall anything in the Plan or Confirmation Order enjoin the United States from bringing any claim, suit, action or other proceeding against the non-Debtor Released Parties in connection therewith, except to the extent permitted by sections 1125(e) and 1145 of the Bankruptcy Code; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors and the Reorganized Debtors under sections 524 and 1141 of the Bankruptcy Code.

185. Nothing contained in the Plan or this Confirmation Order shall be deemed to determine the federal tax liability of any person or entity, including but not limited to the Debtors and the Reorganized Debtors, nor shall the Plan or this Confirmation Order be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of this Plan, nor shall anything in the Plan or this Confirmation Order be deemed to have conferred jurisdiction upon this Court to make determinations as to federal tax liability and federal tax treatment except as provided under 11 U.S.C. § 505.

186. Moreover, nothing in the Plan or this Confirmation Order shall limit or expand the scope of the Debtors’ ability to seek to estimate a Disputed Claim of the United States pursuant to Section 502(c) of the Bankruptcy Code.

OOO. Reservation of Rights of the United States Securities and Exchange Commission

187. Nothing in the Plan or this Confirmation Order shall release any Person included in the definition of “Released Party” (other than the Debtors or the Reorganized Debtors) from liability under the Federal securities laws to the United States Securities and Exchange Commission (the “SEC”) in connection with any legal action or claim brought by the SEC against such Person, except to the extent contemplated by Section 1125(e) or 1145 of the Bankruptcy Code or otherwise expressly set forth in this Confirmation Order.

PPP. Resolution of Certain Matters with the Securities Claimants and the ERISA Claimants

188. Nothing in the Plan or the Confirmation Order shall preclude the Securities Claimants and the ERISA Claimants, as defined in Docket Nos. 4719 and 4720, from pursuing their Claims against the Debtors to the extent of available insurance coverage and proceeds, if any (excluding any self-insured retention obligation or deductible), without prejudice to the rights of the Reorganized Debtors, if any, with respect to such coverage and proceeds.

189. From and after the Effective Date, the Debtors, Reorganized Debtors and/or any transferee of the Debtors’ documents will preserve and maintain all of the Debtors’ books, records, documents, files, and electronic data (in whatever format, including native format) that relate to the claims, defenses and allegations in (i) Hutchinson v. Perez, Case No. 12-cv-01073-HB (S.D.N.Y.) and proofs of claim number 5442, 5435, and 5481 (collectively, the “Securities Claims”), and (ii) Gedek v. Perez, 12-cv-06051-DGL (W.D.N.Y.) and proof of claim number 498 (collectively, the “ERISA Claims”) until final resolution of the Securities Claims and the ERISA Claims, absent written notice (the “Notice”) of not less than seven business days (the “Notice Period”) to counsel for the Securities Claimants and ERISA Claimants (as defined in Docket Nos. 4719 and 4720, respectively) of an intention to destroy or otherwise abandon any such materials. If a written objection to such destruction or abandonment is received within seven business days from the receipt of the Notice, no such materials shall be destroyed or abandoned absent an opportunity to be heard by a court of competent jurisdiction and a further order entered by such court.

190. For the avoidance of doubt, the Securities Claimants and the ERISA Claimants, as defined in Docket Nos. 4719 and 4720, are not Releasing Parties. Furthermore, upon the Effective Date of the Plan, all rights of the Securities Claimants and the ERISA Claimants to seek discovery from the Debtors or the Reorganized Debtors and all rights of the Debtors and the Reorganized Debtors to object to any such discovery, except for an objection based on the Plan injunction, are preserved.

QQQ. Final Order

191. This Confirmation Order is intended to be a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

IT IS SO ORDERED.

Dated: August 23, 2013	/s/ Allan L. Gropper
New York, New York	Allan L. Gropper
United States Bankruptcy Judge